June 19, 2008

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Declares Second Quarter 2008 Cash Dividend

LINCOLN, NE – June 19, 2008 — The Board of Directors of TierOne Corporation (NASDAQ: TONE) announced today it has declared a quarterly cash dividend of $0.04 per share on its common stock, payable July 8, 2008 to shareholders of record at the close of business on June 30, 2008.

The latest declared cash dividend reflects a reduction from the previous $0.08 per share quarterly level paid to TierOne shareholders.

“Our board recognizes that quarterly dividends are important to our shareholders,” said Gilbert G. Lundstrom, chairman and chief executive officer. “Yet in today’s very volatile economic and credit environment, this reduction is an appropriate step to preserve our capital and build our reserves through these challenging times.”

TierOne Corporation is the parent company of TierOne Bank, a $3.4 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated issues that may arise relative to loan loss provisions and charge-offs in connection with the Company’s loan portfolio and the resolution of the TransLand matter, as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

# # #